Exhibit 10.1
November 20, 2008
Mr. Viren Mehta
Mehta Partners
584 Broadway, Suite 1206
New York, NY 10012
RE: Strategic and Financial Counseling Services
Dear Viren,
The purpose of this letter is to confirm the engagement of Mehta Partners by OSI Pharmaceuticals for strategic in-licensing and M&A consulting and industry perspective under the terms set forth below.
1. Scope of Strategic and Financial Counseling Services (the “Strategic and Financial Counseling Services”)
(a)	Mehta Partners will advise OSI Pharmaceuticals with respect to strategic in-licensing and M&A opportunities and will work closely with OSI Pharmaceuticals management in implementing and achieving its goals with respect to the foregoing.

(b)	Mehta Partners will deliver to OSI Pharmaceuticals its most recent report regarding the state of the biotechnology industry.
2. Compensation for Strategic Counseling Services
To compensate Mehta Partners for rendering the Strategic and Financial Counseling Services, OSI Pharmaceuticals will pay Mehta Partners:
(a)	A fee of $100,000, payable within 30 days of the date of this letter agreement;

(b)	Reimbursement of reasonable out-of-pocket expenses incurred by Mehta Partners in connection with rendering services hereunder and payable within thirty days from receipt of invoices submitted to OSI Pharmaceuticals by Mehta Partners.
3. Term
The engagement described herein commenced on October 1, 2008 and will continue until March 31, 2009.
4. Miscellaneous

(a)	OSI Pharmaceuticals will indemnify and hold harmless each partner of Mehta Partners, and its employees and agents (“Indemnitee”) for any reasonable out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys’ fees), non-appealed or non-appealable judicial or arbitration damage awards, and settlement payments, payable or owed by an Indemnitee in connection with any demands, law suits and other legal actions of third parties (“Third Party Claim”) arising from (1) the performance or breach of this agreement by OSI Pharmaceuticals, (2) any negligent actions or willful misconduct by OSI Pharmaceuticals, its affiliates, agents of sublicenses with respect to the services provided by Mehta Partners hereunder, and (3) any transactions with respect to which Mehta Partners has provided Strategic and Financial Counseling Services hereunder, except to the extent that such Third Party Claims arose out of Mehta Partners gross negligence or willful misconduct. This indemnification obligation shall apply only if Mehta Partners (1) promptly notifies OSI Pharmaceuticals in writing of any Third Party Claim for which it seeks indemnification, (2) permits OSI Pharmaceuticals to assume the defense thereof, (3) abstains from making any statements or taking any actions which damage the defense against a Third Party Claim (including, without limitation, any statements against the interest of the Indemnitee or admissions of causation or guilt), and (4) cooperates with OSI Pharmaceuticals in the defense of the settlement negotiations of Third Party Claims as reasonably required by OSI Pharmaceuticals. Mehta Partners has the right to retain separate counsel, but the fees and expenses of such counsel will be at its own expense.

(b)	OSI Pharmaceuticals and Mehta Partners understand that any information disclosed by each other in the course of the activities hereunder is confidential information of OSI Pharmaceuticals or Mehta Partners, respectively (“Confidential Information”). OSI Pharmaceuticals and Mehta Partners agree to keep confidential and not to publish or otherwise disclose Confidential Information, unless one can demonstrate by competent proof that such Confidential Information: (1) was already known at the time of receipt other than under an obligation of confidentiality, (2) was generally available to the public or otherwise part of the public domain at the time of receipt, or (3) became generally available to the public or otherwise part of the public domain after its receipt other than through any act or omission of OSI Pharmaceuticals or Mehta Partners in breach of this agreement. This section will survive any expiration of termination of this agreement.

(c)	This agreement is made and shall be constructed under and accordance with the laws of the State of New York, in the United States of America (without reference to any principle of conflict of laws). For any controversies arising from the application or interpretation hereof, the parties agree to make the sole recourse to the arbitration of the American Arbitration Association in accordance with its relevant rules. The venue shall be New York, New York, United States of America. The arbitration award shall be final and binding on the parties hereto.

(d)	The relationship of the parties is that of independent contractors. The parties are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this letter agreement of the transactions contemplated thereby.

(e)	This agreement contains the entire agreement between OSI Pharmaceuticals and Mehta Partners concerning the subject matter hereof and supersedes any prior understandings and agreements. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties unless reduced to writing and executed by the respective duly authorized representatives of each party. Should any provision of this agreement be invalid, the other stipulations contained herein shall remain in full force and effect; the invalid provision shall be replaced by a valid stipulation reflecting the original intentions of the parties hereto.
Sincerely,
OSI Pharmaceuticals, Inc.

/s/ COLIN GODDARD, Ph.D. Colin Goddard, Ph.D.
Chief Executive Officer
ACCEPTED AND AGREED UPON ON BEHALF OF MEHTA PARTNERS:

/s/ VIREN MEHTA Viren Mehta

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